UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 12, 2014

LAWSON PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8770 W. Bryn Mawr Ave., Suite 900, Chicago, Illinois	60631
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code)	(773) 304-5050

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 24, 2014, Lawson Products, Inc. ("Lawson"or the "Company") announced that it had entered into a letter of intent to sell the Reno, Nevada distribution center. On May 12, 2014, the Company entered into a Real Estate Sales Contract and Escrow Instructions ("Sales Contract") by and between KTI Property Trust III, a Maryland real estate investment trust (the "Buyer"), to sell the Reno, Nevada distribution center for $8.7 million. The Sales Contract is subject to the Buyer entering into an agreement to lease approximately one-half of the building to Lawson for 10 years for a total of approximately $4.6 million to be paid over the term of the lease in accordance with the base rent schedule included in the lease agreement. The consummation of the transaction contemplated by the Sales Contract is subject to a number of customary closing conditions and is expected to close in the second quarter of 2014.

The foregoing summary description of the Sales Contract is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

d)    Exhibits

10.1	Real Estate Sales Contract and Escrow Instructions, dated as of May 12, 2014, by and between Lawson Products, Inc. and KTR Property Trust III, a Maryland real estate investment trust.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC.
(Registrant)

May 16, 2014	By: /s/ Ronald J. Knutson
Name: Ronald J Knutson
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Real Estate Sales Contract and Escrow Instructions, dated as of May 12, 2014, by and between Lawson Products, Inc. and KTR Property Trust III, a Maryland real estate investment trust.